Exhibit 21.1

Subsidiaries of the Registrant

Legal Name of Subsidiary	Jurisdiction

GDC America, Inc.	United States

GDC Malta Limited (continued from GDC Trading Limited in October 2016)	Malta

GDC Media Limited	Ireland